Exhibit 99.1

LUMBER LIQUIDATORS ANNOUNCES FOURTH QUARTER AND

FULL YEAR 2015 FINANCIAL RESULTS

TOANO, Va., February 29, 2016 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter Results

Net sales in the fourth quarter of 2015 were $234.8 million, a decrease of 13.7% from the fourth quarter of 2014, including a comparable store net sales decline of 17.2% due to a 15.6% decrease in the number of customers invoiced and a 1.6% decrease in the average sale. The Company believes net sales continued to be negatively impacted by certain unfavorable allegations surrounding the product quality of its laminates sourced from China. Non-comparable store net sales increased $9.6 million over the comparable prior year period. The Company opened five new stores during the fourth quarter of 2015.

Gross margin was 23.0% in the fourth quarter of 2015 as compared with 39.2% in the prior year period. This decrease is primarily attributable to a $22.2 million reduction in the carrying value of the Company’s current inventory of laminate flooring sourced from China and related moldings. The reduction was the result of the Company’s determination during the quarter that it would not sell such products through its stores due to strategic and operational considerations including potential distraction these products could have on our employees and our business. Gross margin was further impacted by a lower average selling price and lower traffic versus the prior year period.

Selling, general and administrative (“SG&A”) expenses in the fourth quarter of 2015 increased $7.7 million, or 9.9%, from the fourth quarter of 2014 to $85.5 million. This rise was primarily due to a $6.5 million increase in certain legal and professional fees and related accruals. SG&A expenses were 36.4% of net sales in the fourth quarter of 2015, compared to 28.6% of net sales in the fourth quarter of 2014.

Net loss was $19.8 million, or a loss of $0.73 per diluted share, in the fourth quarter of 2015 as compared to net income of $17.3 million, or $0.64 per diluted share, in the fourth quarter of 2014.

Cash and cash equivalents at December 31, 2015 totaled $26.7 million compared with $20.3 million at December 31, 2014. At December 31, 2015, the Company had $20.0 million outstanding on its revolving credit facility.

John Presley, Chief Executive Officer, commented, “Over the past quarter we have taken meaningful steps to reestablish Lumber Liquidators with our customers and our shareholders. While we have made some progress in key areas such as compliance and core operational efficiency, we still have a long way to go. That said, our business model is intact, we are addressing legacy issues with clarity and candor, and we are rebuilding our brand.”

Full Year Results

Net sales decreased 6.6% to $978.8 million in 2015 from $1.05 billion in 2014. Comparable store net sales decreased $116.2 million, or 11.1%, and net sales in non-comparable stores added $47.6 million versus the prior year. The Company opened 23 new stores in 2015, and as of December 31, 2015, operated 374 stores in the United States and Canada.

Gross profit decreased 33.3% to $278.9 million from $418.2 million in 2014. SG&A expenses increased as a percentage of net sales to 37.0% in 2015, compared to 30.0% in 2014.

Net loss was $56.4 million, or $2.08 per diluted share, in 2015 compared to net income of $63.4 million, or $2.31 per diluted share, in the prior year.

Mr. Presley concluded, “As we begin 2016, we are focused on four main areas that we believe will provide a strong foundation for Lumber Liquidators. First, we will concentrate on store performance and execution. Second, we will strengthen our value proposition to customers. Third, we will continue to enhance our vigilance surrounding responsible and compliant sourcing. Finally, we will opportunistically expand our business to better serve our customers. We believe that if we execute on these areas with excellence and integrity, we will build a stronger Lumber Liquidators for our customers, our employees and our shareholders.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on February 29, 2016, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through March 7, 2016 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering pin number 13630145. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company's website, www.lumberliquidators.com.

About Lumber Liquidators

With more than 370 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and installation options for all of Lumber Liquidators' products, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements in this press release may include, without limitation, statements regarding sales growth, comparable store net sales, earnings performance, margins, return on invested capital, strategic direction, capital expenditures, supply chain, the demand for the Company’s products, and store openings and remodels. The Company’s actual results could differ materially from those projected in or contemplated by the forward-looking statements as a result of potential risks, uncertainties and other factors including, but not limited to, changes in general economic and financial conditions, such as the rate of unemployment, consumer access to credit, and interest rates; the volatility in mortgage rates; the legislative/regulatory climate; political unrest in the countries of the Company’s suppliers; the ability to retain and motivate the Company’s employees; the availability of sufficient suitable hardwood; the impact on the Company if it is unable to maintain quality control over its products; the cost and effect on the Company’s reputation of, and consumers’ purchasing decisions in connection with, unfavorable allegations surrounding the product quality of the Company’s laminates sourced from China; the Company’s suppliers’ ability to meet its quality assurance requirements; disruption in the Company’s suppliers’ abilities to supply needed inventory; the impact on the Company’s business of its expansion of laminate products sourced from Europe and North America and the flooring industry’s demand for product from these regions; disruptions or delays in the production, shipment, delivery or processing through ports of entry; the strength of the Company’s competitors and their ability to increase their market share; slower growth in personal income; the number of customers requesting and cost associated with addressing the Company’s indoor air quality testing program; the ability to collect necessary information from applicable customers in connection with indoor air quality test results; changes in business and consumer spending and the demand for the Company’s products; changes in transportation costs; the rate of growth of residential remodeling and new home construction; the Company’s ability to offset the effects of the rate of inflation, if higher than expected; the demand for and profitability of installation services; changes in the scope or rates of any antidumping or countervailing duty rates applicable to the Company’s products; the duration, costs and outcome of pending or potential litigation or governmental investigations; the ability to successfully and timely implement the compliance plan in connection with the plea agreement entered into with the Department of Justice; the ability to make timely payments pursuant to the terms of the plea agreement entered into with the Department of Justice; the ability to borrow under its asset-backed revolving credit facility; the ability to reach an appropriate resolution in connection with the governmental investigations; and inventory levels. The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s other reports filed with the Securities and Exchange Commission, including the Item 1A, “Risk Factors,” section of the Form 10-K for the year ended December 31, 2015.

For further information contact:

Lumber Liquidators Investor Relations
Steve Calk
Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	December 31,	December 31,
	2015	2014
Assets
Current Assets:
Cash and Cash Equivalents	$26,703	$20,287
Merchandise Inventories	244,402	314,371
Prepaid Expenses	5,931	5,575
Refundable Income Taxes	19,596	-
Deferred Tax Asset	21,045	8,901
Other Current Assets	5,111	8,143
Total Current Assets	322,788	357,277
Property and Equipment, net	121,997	124,867
Goodwill	9,693	9,693
Other Assets	1,724	1,625
Total Assets	$456,202	$493,462

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$55,247	$80,303
Customer Deposits and Store Credits	33,771	34,943
Accrued Compensation	6,057	3,693
Sales and Income Tax Liabilities	3,914	7,472
Other Current Liabilities	28,755	17,836
Total Current Liabilities	127,744	144,247
Other Long-Term Liabilities	20,252	6,603
Deferred Tax Liability	10,638	10,558
Revolving Credit Facility	20,000	—
Total Liabilities	178,634	161,408

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 shares authorized; 27,088,460 and 27,069,307 shares outstanding, respectively)	30	30
Treasury Stock, at cost (2,824,814 and 2,816,780 shares, respectively)	(138,987)	(138,692)
Additional Capital	180,590	177,479
Retained Earnings	237,600	294,033
Accumulated Other Comprehensive Loss	(1,665)	(796)
Total Stockholders’ Equity	277,568	332,054
Total Liabilities and Stockholders’ Equity	$456,202	$493,462

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Income

(in thousands, except share data and per share amounts)

	Year Ended December 31,

	2015	2014	2013

Net Sales	$978,776	$1,047,419	$1,000,240
Cost of Sales	699,918	629,252	589,257
Gross Profit	278,858	418,167	410,983
Selling, General and Administrative Expenses	362,051	314,094	284,960
Operating (Loss) Income	(83,193)	104,073	126,023
Other Expense (Income)	234	490	(442)
(Loss) Income Before Income Taxes	(83,427)	103,583	126,465
Income Tax (Benefit) Expense	(26,994)	40,212	49,070
Net (Loss) Income	$(56,433)	$63,371	$77,395
Net (Loss) Income per Common Share—Basic	$(2.08)	$2.32	$2.82
Net (Loss) Income per Common Share—Diluted	$(2.08)	$2.31	$2.77
Weighted Average Common Shares Outstanding:
Basic	27,082,299	27,264,882	27,484,790
Diluted	27,082,299	27,485,852	27,914,322

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2015	2014	2013
Cash Flows from Operating Activities:
Net (Loss) Income	$(56,433)	$63,371	$77,395
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	17,392	14,714	11,666
Deferred Income Taxes	(12,064)	(152)	(846)
Stock-Based Compensation Expense	3,941	5,593	5,974
Impairment Charges related to Property and Equipment	4,392	—	—
Inventory Lower of Cost or Market Adjustments	26,162	—	—
Deconsolidation of Variable Interest Entity	1,457	—	—
Changes in Operating Assets and Liabilities:
Merchandise Inventories	42,773	(62,140)	(45,834)
Accounts Payable	(21,450)	21,478	(15)
Customer Deposits and Store Credits	(1,075)	12,623	(3,354)
Prepaid Expenses and Other Current Assets	(18,385)	(1,836)	(257)
Other Assets and Liabilities	22,494	3,436	8,271
Net Cash Provided by Operating Activities	9,204	57,087	53,000
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(22,478)	(71,138)	(28,585)
Net Cash Used in Investing Activities	(22,478)	(71,138)	(28,585)
Cash Flows from Financing Activities:
Payments for Stock Repurchases	(295)	(53,310)	(34,830)
Proceeds from the Exercise of Stock Options	—	3,150	10,255
Excess Tax Benefit from Stock-Based Compensation	—	4,004	17,132
Borrowings on Revolving Credit Facility	39,000	53,000	—
Payments on Revolving Credit Facility	(19,000)	(53,000)	—
Net Cash Provided by (Used in) Financing Activities	19,705	(46,156)	(7,443)
Effect of Exchange Rates on Cash and Cash Equivalents	(15)	(140)	(505)
Net Increase (Decrease) in Cash and Cash Equivalents	6,416	(60,347)	16,467
Cash and Cash Equivalents, Beginning of Year	20,287	80,634	64,167
Cash and Cash Equivalents, End of Year	$26,703	$20,287	$80,634